CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated November 11, 2002, relating to the financial statements and financial highlights of The Boston Company Large Cap Core Fund, The Boston Company Small Cap Value Fund, The Boston Company Small Cap Growth Fund, The Boston Company Small Capitalization Equity Fund, The Boston Company Small Cap Tax-Sensitive Fund, The Boston Company International Core Equity Fund, The Boston Company International Small Cap Fund, Standish Mellon Intermediate Tax Exempt Bond Fund and Standish Mellon Massachusetts Intermediate Tax Exempt Bond Fund, which appear in such Registration Statement. We also consent to the references to us under the heading "Experts and Financial Statements", and "Financial Highlights" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
November 25, 2003